Exhibit 10.1
EXECUTION COPY
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
      THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into as of March 24, 2005 (the “Effective Date”), by and between Sears Holdings Corporation, a Delaware corporation (together with its successors and assigns permitted under this Agreement, the “Company”), and Aylwin Lewis (the “Executive”). As of the Effective Time, as defined in Section 1.7 of the Merger Agreement (as defined below), this Agreement shall supersede and replace the Executive’s Employment Agreement with Kmart Management Corporation, a Michigan corporation (“Management”), made as of October 18, 2004, and all amendments thereto (collectively, the “Prior Agreement”).
      WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of November 16, 2004, as supplemented by a joinder agreement (the “Merger Agreement”), by and between Sears, Roebuck and Co., a New York corporation (“Sears”), Kmart Holding Corporation, a Delaware corporation (“Kmart”), Sears Acquisition Corp., a New York Corporation, Kmart Acquisition Corp., a Delaware corporation, and the Company, Sears and Kmart shall each become a wholly-owned subsidiary of the Company (the “Mergers”);
      WHEREAS, the Company desires that the Executive become employed by the Company and provide services to the Company, in the best interest of the Company and its affiliates and constituencies;
      WHEREAS, the Executive desires to be employed by the Company as provided herein; and
      WHEREAS, the Executive and the Company desire to enter into this Agreement to set forth the terms and conditions of the Executive’s services to the Company;
      WHEREAS, in the event that the Mergers fail to be consummated, this Agreement shall be void ab initio and the Prior Agreement shall remain in full force and effect;
      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:

1. Definitions. The following definitions shall apply to this Agreement in its entirety.

(a) “Base Salary” shall mean the salary granted to the Executive pursuant to Section 4.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Cause” shall mean (i) the Executive’s commission of a felony, (ii) the Executive’s willful neglect or willful misconduct in carrying out his duties under this Agreement, or (iii) other willful gross misconduct by the Executive that the Board determines in good faith has resulted, or is likely to result, in material harm to the business or reputation of the Company or any of its affiliates.

(d) “Committee” shall mean the Compensation Committee of the Board or any other committee of the Board performing similar functions.

(e) “Constructive Termination” by the Executive shall mean the Executive’s voluntary termination of his employment, during the Term of Employment, in accordance with the procedures set forth in Section 13(d)(i) and based on any action by the Company or the Board that, without the Executive’s express written consent, results in any of the following: (i) the Executive’s ceasing to hold the titles of President of the Company, Chief Executive Officer and President of Kmart, and Chief Executive Officer of Sears Retail, other than as permitted by Section 3(b) or as a result of his death or Disability or a termination of his employment for Cause; (ii) following Alan J. Lacy’s ceasing to hold the title of Chief Executive Officer of the Company, any individual, other than the Executive or Edward S. Lampert, assuming the title of Chief Executive Officer of the Company;

(iii) a diminution or adverse change in the Executive’s responsibilities, duties, authorities, that in either case is material, other than as permitted by Section 3(b) or as a result of his death or Disability or a termination of his employment for Cause; (iv) a reduction in the Executive’s Base Salary or Target Bonus (as defined in Sections 4 and 5), other than as a result of his death or Disability or a termination of his employment for Cause; or (v) the failure of the Company to comply with the third sentence of Section 16. Notwithstanding the foregoing, any action by the Board taken pursuant to Section 13(c)(i) shall not be deemed to constitute Constructive Termination, provided that, if such actions do not result in a termination of the Executive’s employment for Cause, they are reversed promptly following completion of the procedures set forth in Section 13(c)(i).

(f) “Disability” shall mean the Executive’s inability, with or without a reasonable accommodation, to substantially perform his duties and responsibilities under this Agreement for a period of 180 consecutive days, or for an aggregate of 180 days out of any period of 365 consecutive days, by reason of any physical or mental incapacity.

(g) “Fair Market Value” as of a given date shall mean the average of the highest and lowest per-share sales prices for a share of Kmart Common Stock on Nasdaq during normal business hours on such date, or if such date was not a trading day, on the most recent preceding day that was a trading day; provided that, with respect to the Merger Restricted Stock, Fair Market Value shall mean the closing price of Kmart Common Stock on Nasdaq on the last trading day on which Kmart Common Stock is traded prior to the day on which the Effective Time occurs.

(h) “Fiscal Year” shall mean a fiscal year of the Company, designated by reference to the calendar year in which such fiscal year begins, but determined based upon the Company’s schedule of fiscal years as in effect on the Effective Date, without regard to any subsequent change thereto (for example, Fiscal Year 2005 shall mean the Company’s fiscal year that ended on January 28, 2006).

(i) “Party” shall mean the Company or the Executive, and “Parties” shall mean both of them.

2. Term of Employment. The Company shall employ the Executive, and the Executive hereby accepts such employment, for the period commencing on the Effective Date and ending on the fifth anniversary thereof (the “Term of Employment”), subject to termination of the Executive’s employment pursuant to Section 13.

3. Position, Duties and Responsibilities.

(a) During the Term of Employment, the Executive shall be employed by the Company and shall serve as President of the Company, Chief Executive Officer and President of Kmart, and Chief Executive Officer of Sears Retail. The Executive shall also be appointed as a member of the Board. The Executive shall report to the Office of the Chairman.

(b) The Executive shall devote substantially all of his business time, attention and skill to the performance of his duties and responsibilities pursuant to Section 3(a), and shall use his best efforts to promote the interests of the Company and its affiliates. The Executive shall not, without the prior written approval of the Board, engage in any other business activity which is in violation of policies established from time to time by the Company or its affiliates.

(c) Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations (subject in each case to the reasonable approval of the Board), (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities to the Company.

4. Base Salary. During the Term of Employment, the Executive shall be paid a Base Salary, payable in accordance with the regular payroll practices of the Company, in an annual amount of not less than $1,000,000.

5. Annual Bonuses. For each Fiscal Year that ends during the Term of Employment, the Executive shall be eligible for an annual bonus (the “Annual Bonus”), the target amount of which (the “Target Bonus”) shall equal 100% of his then-current Base Salary under the annual cash-based incentive program of the Company (or its affiliate, if applicable), payable if and to the extent that the performance goals thereunder for the relevant Fiscal Year are met. Payment of the Annual Bonus shall be made at the same time that other senior-level executives receive their incentive awards.

6. Option Grant. As an inducement material to the Executive’s agreement to enter into employment with Management, as of October 18, 2004, the Executive received a grant of non-qualified stock options to acquire 150,000 shares of the common stock, par value $0.01 per share, of Kmart (the “Kmart Common Stock”), having a per-share exercise price equal to the Fair Market Value on such date (such options being referred to as the “Options”). The Options shall have a term of ten years from the date of grant, and shall become vested and exercisable in four equal installments on the last day of the Company’s 2005, 2006, 2007 and 2008 Fiscal Years, conditioned upon the Executive’s continued employment with the Company through the relevant vesting date and subject to Section 9. Notwithstanding the foregoing, in the event the Executive’s employment is terminated during the Term of Employment (i) by the Company without Cause (other than due to Disability or death) or (ii) by reason of a Constructive Termination, any installment of the Options that would have vested on or before the first anniversary of the date of termination (but in any event, not less than one additional installment), had the Executive remained employed, shall vest on the date of termination, and all vested Options shall remain exercisable until the second anniversary of the date of termination. As of the Effective Time, the Company shall assume the Options, which shall cease to represent options to acquire Kmart Common Stock and shall be converted into options to acquire, on the same terms and conditions as were applicable under the original award, that number of shares of the common stock of the Company (the “Company Common Stock”) equal to the number of shares of Kmart Common Stock subject to the Options immediately prior to the Effective Time, at a per share price equal to the per share exercise price specified in such Options immediately prior the Effective Time.

7. Restricted Stock Grant. As an inducement material to the Executive’s agreement to enter into employment with Management, the Executive received a grant of restricted Kmart Common Stock having a Fair Market Value of $4,500,000 on October 18, 2004 (the “Restricted Stock”), which Restricted Stock may not be sold, pledged or otherwise transferred unless and until the Restricted Stock becomes vested, in accordance with the provisions of this Section 7. The Restricted Stock shall be eligible to become vested in four installments (each, an “Installment”), as set forth below, with each of the first three Installments consisting of a portion of the Restricted Stock that had a fair market value on October 18, 2004 of $1 million, rounded to the nearest whole number of shares, and the final such Installment representing the remainder of the Restricted Stock. Each Installment shall vest as of the later of (a) the last day of the first Fiscal Year, of Fiscal Years 2005 through 2008, during which the Performance Goal is met and (b) in the case of the first Installment, the last day of Fiscal Year 2005; in the case of the second Installment, the last day of Fiscal Year 2006; in the case of the third Installment, the last day of Fiscal Year 2007; and in the case of the final Installment, the last day of Fiscal Year 2008; conditioned, in each case, on the Executive’s continued employment with the Company as of the relevant vesting date and subject to Section 9. If the Restricted Stock does not vest on or before the last day of Fiscal Year 2008, it shall thereupon be forfeited. The “Performance Goal” will be considered to have been met if, for any of Fiscal Years 2005 through 2008, either Kmart’s earnings before interest, taxes, depreciation and amortization, as reported in its audited financial statements for such Fiscal Year (“EBITDA”), equals or exceeds $100 million, or Kmart realizes gross proceeds from sales of real estate equal to or greater than $50 million. Notwithstanding the foregoing, in the event the Executive’s employment is terminated during the Employment Term (i) by the Company without Cause, (ii) as a result of his Disability or death, or (iii) by the Executive in a Constructive Termination, any Installments

of the Restricted Stock that have not yet vested shall vest as of the date of termination. As of the Effective Time, the Company shall assume the Restricted Stock, which shall vest and become free of such restrictions to the extent required by the terms thereof and shall be converted into the right to receive the Kmart Consideration, as defined in Section 2.5(a) of the Merger Agreement, in accordance with the Merger Agreement; provided that all Company Common Stock issuable upon conversion of such Restricted Stock shall be subject to the same terms (including the vesting terms) as were applicable to such restricted shares of Kmart Common Stock in respect of which they are issued.

8. Additional Restricted Stock Grant. Immediately prior to the Effective Time, the Executive received a grant of restricted Kmart Common Stock having a Fair Market Value of $1,000,000 (the “Merger Restricted Stock”), which Merger Restricted Stock may not be sold, pledged or otherwise transferred unless and until the Merger Restricted Stock becomes vested, in accordance with the provisions of this Section 8. The Merger Restricted Stock shall be eligible to become vested in three equal installments (each, an Installment), as set forth below. Each Installment shall vest as of the later of (a) the last day of the first Fiscal Year, of Fiscal Years 2005 through 2007, during which the Performance Goal is met and (b) in the case of the first Installment, the last day of Fiscal Year 2005; in the case of the second Installment, the last day of Fiscal Year 2006; and in the case of the final Installment, the last day of Fiscal Year 2007; conditioned, in each case, on the Executive’s continued employment with the Company as of the relevant vesting date and subject to Section 9. If the Merger Restricted Stock does not vest on or before the last day of Fiscal Year 2007, it shall thereupon be forfeited. The “Performance Goal” will be considered to have been met if, for any of Fiscal Years 2005 through 2007, either Kmart’s EBITDA equals or exceeds $100 million, or Kmart realizes gross proceeds from sales of real estate equal to or greater than $50 million. Notwithstanding the foregoing, in the event the Executive’s employment is terminated during the Employment Term as a result of his Disability or death, any Installments of the Merger Restricted Stock that have not yet vested shall vest as of the date of termination. As of the Effective Time, the Company shall assume the Merger Restricted Stock, which shall vest and become free of such restrictions to the extent required by the terms thereof and shall be converted into the right to receive the Kmart Consideration, as defined in Section 2.5(a) of the Merger Agreement, in accordance with the Merger Agreement; provided that all Company Common Stock issuable upon conversion of such Merger Restricted Stock shall be subject to the same terms (including the vesting terms) as were applicable to such restricted shares of Kmart Common Stock in respect of which they are issued.

9. Conditions to Grant of Options, Restricted Stock and Merger Restricted Stock. The vesting of the Options, the Restricted Stock and the Merger Restricted Stock has been approved by Kmart’s shareholders, in a manner satisfying the requirements of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), of a plan under which such grants are made, or of the grants themselves, and of the Performance Goal set forth above for vesting of the Restricted Stock and the Merger Restricted Stock. Kmart sought and obtained such approval at a special meeting of shareholders on March 24, 2005. In addition, in the event that, before the Options, the Restricted Stock and/or the Merger Restricted Stock are granted or before the grant thereof is fully documented, there occurs a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting Company Common Stock (or, prior to the Effective Time, Kmart Common Stock), the number of shares of Company Common Stock (or, prior to the Effective Time, Kmart Common Stock) to be subject to the Options, the Restricted Stock and/or the Merger Restricted Stock upon grant shall be adjusted, to the extent and in the manner determined by the Committee (or, prior to the Effective Time, the Compensation Committee of the Board of Directors of Kmart) to be equitable and appropriate; it being understood that similar adjustments for such events occurring after the grants are made and fully documented will be set forth in the documentation thereof.

10. Other Incentive Plans. It is understood and agreed that the incentive compensation provided for in Sections 5 through 9 above shall be the only equity-based or other incentive compensation provided to the Executive during the Term of Employment, unless and to the extent the Committee in its sole discretion determines otherwise. Without limiting the generality of the foregoing, it is not expected that the Executive will participate in the Kmart Long Term Incentive Plan during the Term of Employment.

11. Employee Benefit Programs. During the Term of Employment, the Executive shall be eligible to participate in all employee pension and welfare benefit plans and programs made available generally to Kmart’s or, in the Company’s discretion, the Company’s senior-level executives or to its employees generally (on terms consistent, respectively, with those offered to Kmart’s or the Company’s other senior-level executives and/or its employees generally), as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by Kmart or, in the Company’s discretion, the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded.

12. Reimbursement of Business and Other Expenses: Perquisites; Vacations.

(a) The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all reasonable business expenses incurred in connection with carrying out the business of the Company and its affiliates, subject to documentation in accordance with the Company’s policy.

(b) During the Term of Employment, the Executive shall receive the perquisites that are made available generally to Kmart’s or, in the Company’s discretion, the Company’s senior-level executives or to its employees generally (on terms consistent, respectively, with those offered to Kmart’s or, in the Company’s discretion, the Company’s other senior-level executives and/or its employees generally), as in effect from time to time.

(c) Vacation. During the Term of Employment, the Executive shall be entitled to four weeks’ paid vacation per year, to be taken in accordance with the Company’s vacation policy as in effect from time to time for its senior executives.

(d) Relocation Expenses. The Company shall reimburse Executive for all reasonable and customary costs and expenses that are incurred by Executive (i) during the three-year period following the Effective Time and are associated with (A) the physical move of Executive’s family and belongings to the Chicago metropolitan area (e.g., transportation, packing, storing and unpacking of household goods), and (B) the sale of Executive’s home in Troy, Michigan (the “Michigan Residence”) and Executive’s purchase of a primary residence in the Chicago metropolitan area (e.g., brokers’ commissions, taxes, legal fees, inspection, appraisal and survey charges, title search and insurance charges, and closing costs), and (ii) during the two-year period following the Effective Time and are associated with temporary housing in the Chicago metropolitan area. The Company shall reimburse such costs and expenses promptly following Executive’s submission of written documentation satisfactory to the Company evidencing that Executive has incurred such costs and expenses. During the two-year period following the Effective Time, the Executive shall also have the use of a Company plane, to the extent reasonably available, or other private aircraft for travel between Troy, Michigan and the Chicago metropolitan area. In addition, if, during the three-year period following the Effective Time, the Executive makes good faith efforts to sell the Michigan Residence for at least three months and is unable, within such time, to reach a definitive agreement to sell such residence at a price not less than the Appraised Value (as defined in the next sentence), then the Executive may offer to sell such residence to the Company, in which case the Company shall purchase it, or cause it to be purchased by a third party, for the Appraised Value. The “Appraised Value” shall mean the fair market value of the Michigan Residence, determined by an expert appraiser selected by mutual agreement of the Executive and the Company.

13. Termination of Employment.

(a) Termination Due to Death. In the event the Executive’s employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to the following:

(i) Base Salary through the date of death;

(ii) an amount equal to a prorated Annual Bonus for the Fiscal Year in which death occurs, based on the actual performance for such Fiscal Year, the amount of which prorated Annual Bonus, if any, shall be determined and paid promptly following the end of the Fiscal Year to which such Annual Bonus relates;

(iii) any amounts earned, accrued or owing to the Executive but not yet paid under this Agreement; and

(iv) other or additional benefits, if any, in accordance with applicable plans and programs of the Company or its affiliates.

(b) Termination Due to Disability.

(i) A termination of the Executive’s employment for Disability shall be effected by the Executive’s giving written notice thereof to the Company, or vice versa, in either case in accordance with Section 20 below.

(ii) In the event the Executive’s employment is terminated due to his Disability, the Executive shall be entitled to the following:

(A) Base Salary through the date of termination;

(B) through the Company’s long-term disability plans or otherwise, an amount equal to 60% of the Base Salary for the period beginning on the date of termination through the Executive’s attainment of age 65;

(C) an amount equal to a prorated Annual Bonus for the Fiscal Year in which termination due to Disability occurs, based on the actual performance for such Fiscal Year, the amount of which prorated Annual Bonus, if any, shall be deter mined and paid promptly following the end of the Fiscal Year to which such Annual Bonus relates;

(D) any amounts earned, accrued or owing to the Executive but not yet paid under this Agreement; and

(E) other or additional benefits, if any, in accordance with applicable plans and programs of the Company or its affiliates.

(c) Termination by the Company for Cause.

(i) A termination of the Executive’s employment by the Company shall not be considered to be for Cause unless the provisions of this Section 13(c)(i) are complied with. The Executive shall be given written notice by the Board of the intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within six months of the Board learning of such act or acts or failure or failures to act. The Executive shall have 10 days after the date that such written notice has been given to the Executive in which to cure such conduct, to the extent such cure is possible. The Executive shall also be entitled to a hearing before the Board, to be held within 15 days of notice to the Company by the Executive, provided he requests such hearing within 10 days of the written notice from the Board of the intention to terminate his employment for Cause. Notwithstanding the foregoing procedures, the Board shall have the right to suspend or terminate the Executive’s employment at any time upon or after giving the written notice described above, regardless of whether the Executive’s opportunity to cure has expired and regardless of whether or not any such hearing has been requested or held, without prejudice to the question of whether Cause exists, and without having been deemed to have breached this Agreement.

(ii) In the event the Company terminates the Executive’s employment for Cause, the Executive shall be entitled to:

(A) Base Salary through the date of the termination of his employment;

(B) an amount equal to a prorated Annual Bonus for the Fiscal Year in which such termination occurs, based on the actual performance for such Fiscal Year, the amount of which prorated Annual Bonus, if any, shall be determined and paid promptly following the end of the Fiscal Year to which such Annual Bonus relates;

(C) any amounts earned, accrued or owing to the Executive but not yet paid under this Agreement; and

(D) other or additional benefits, in any, in accordance with applicable plans or programs of the Company or its affiliates;

(d) Termination Without Cause; Constructive Termination.

(i) A Constructive Termination shall not take effect unless the provisions of this Section 13(d)(i) are complied with. The Company shall be given written notice by the Executive of the intention to terminate his employment on account of a Constructive Termination, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed Constructive Termination is based and (B) to be given within six months of the Executive learning of such act or acts or failure or failures to act. The Company shall have 30 days after the date that such written notice has been given to the Company in which to cure such conduct. If such conduct is not cured within that period, the Executive may then terminate his employment by reason of Constructive Termination.

(ii) In the event the Executive’s employment is terminated (1) by the Company without Cause (other than due to Disability or death) or (2) by reason of a Constructive Termination, the Executive shall be entitled to:

(A) Base Salary through the date of termination of the Executive’s employment;

(B) Base Salary, at the rate in effect on the date of termination of the Executive’s employment (or in the event a reduction in Base Salary is the basis for a Constructive Termination, then at the rate in effect immediately prior to such reduction), payable for a period (the “Severance Period”) from the date of termination through the later of (i) the third anniversary of the date of termination or, if sooner, the last day of the Employment Term, and (ii) the first anniversary of the date of termination;

(C) an amount equal to a prorated Annual Bonus for the Fiscal Year in which such termination occurs, based on the actual performance for such Fiscal Year, the amount of which prorated Annual Bonus, if any, shall be determined and paid promptly following the end of the Fiscal Year to which such Annual Bonus relates;

(D) any amounts earned, accrued or owing to the Executive but not yet paid under this Agreement;

(E) continued participation during the Severance Period in medical, dental, hospitalization and life insurance coverage and in all other employee welfare plans and programs (other than disability plans and programs) in which he was participating on the date of termination, on the same basis as such coverage is provided to active employees from time to time during the Severance Period; provided, that the Company’s obligations under this clause (E) shall be reduced to the extent that the Executive receives similar coverage and benefits under the plans and programs of a subsequent employer; and provided, further, that (x) if the Company determines that the Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause on account of his employment status or for any other reason, he shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause (E) of this Section 13(d); (y) the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis through payment of COBRA continuation coverage premiums or by other means, and (z) payment of such after-tax economic equivalent shall be made quarterly in advance;

(F) other or additional benefits, if any, in accordance with applicable plans and programs of the Company or its affiliates, other than severance plans and programs.

(iii) The Executive agrees to notify the Company immediately upon obtaining subsequent employment (including self-employment), and to provide all information related to the terms thereof that the Company may reasonably request, so that the Company may determine and administer the offset provided under clause (E) of Section 13(d)(ii).

(e) Voluntary Termination. In the event of a termination of employment by the Executive on his own initiative, other than a termination due to death or Disability or a Constructive Termination, the Executive shall have the same entitlements as provided in Section 13(c) above for a termination for Cause. A voluntary termination under this Section 13(e) shall be effective upon 30 days’ prior written notice to the Company and shall not be deemed a breach of this Agreement.

(f) No Mitigation; No Offset. In the event of any termination of employment under this Section 13, the Executive shall have no obligation to seek other employment. There shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided in this Section 13.

(g) Nature of Payments. Any amounts due under this Section 13 are in the nature of severance payments and liquidated damages. Failure to qualify for any such payment is not in the nature of a penalty.

(h) Exclusivity of Severance Payments. Upon termination of the Executive’s employment during the Term of Employment, he shall not be entitled to any payments or benefits from the Company or its affiliates, other than as provided herein, or any payments by the Company or its affiliates on account of any claim by him of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws, other than the payments and benefits provided hereunder, except for any benefits which may be due under any employee benefit plan of the Company or its affiliates which provides benefits after termination of employment (as set forth above and incorporated herein).

(i) Non-competition. The Executive agrees that any right to receive any payments and/or benefits hereunder, other than Base Salary and/or any pension, and/or any other compensation already earned by the Executive and required to be paid by state law other than under this Agreement, will cease and be immediately forfeited if the Executive breaches the provisions of Section 14. The Executive agrees that any violation of the provisions of Section 14 will result in the immediate forfeiture of any rights to exercise or receive the Options or any other stock options and to receive and vest in the Restricted Stock or any other restricted stock or other equity-based award. The foregoing is in addition to the rights of the Company under Section 14.

(j) Release of Claims. As a condition of the Executive’s entitlement to the payment and/or delivery of any of the severance rights and benefits provided in this Section 13 (other than in the event of the Executive’s death), the Executive shall be required to execute and honor a release of claims in the form reasonably requested by the Company.

(k) Termination at Will. Notwithstanding anything herein to the contrary, the Executive’s employment with the Company is terminable at will with or without Cause; provided, however, that a termination of the Executive’s employment shall be governed in accordance with the terms hereof.

14. Restrictive Covenants.

(a) Non-Compete. By and in consideration of the substantial compensation and benefits provided by the Company hereunder, and further in consideration of the Executive’s exposure to the proprietary information of the Company and its affiliates, the Executive agrees that he shall not, during the Term of Employment and for a period ending on the first anniversary of the termination of his employment for any reason, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including, but not limited to, holding the positions of officer, director, shareholder, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise; provided, however, that the Executive may invest in stocks, bonds or other securities of any corporation or other entity (but without participating in the business thereof) if such stocks, bonds, or other securities are listed for trading on a national securities exchange or NASDAQ National Market and the Executive’s investment does not exceed 1% of the issued and outstanding shares of capital stock, or in the case of bonds or other securities, 1% of the aggregate principal amount thereof issued and outstanding. For purposes of this Section 14, “Competing Enterprise” shall mean any and/or all of the following: (i) American Retail Group, Inc., Carrefour SA, Fleming Companies, Inc., Kohl’s Corporation, The May Department Store Company, J.C. Penney Company, ShopKo Stores, Inc., Target Corp., The Home Depot, Inc., Toys R Us Inc., TJX Companies, Inc., and Wal-Mart Stores, Inc., and any of their parents and/or subsidiaries that are engaged in retail operations; and/or (ii) an entity or enterprise whose business is in direct competition with a business that the Company hereafter acquires and which reports directly to the Executive during his employment hereunder, provided that such business represents at least ten percent of the combined EBITDA of Kmart. Notwithstanding the foregoing, if, following Alan J. Lacy’s ceasing to hold the title of Chief Executive Officer of the Company, any individual, other than the Executive or Edward S. Lampert, assumes the title of Chief Executive Officer of the Company, the provisions of this Section 14(a) shall not apply.

(b) Nonsolicitation. By and in consideration of the substantial compensation and benefits to be provided by the Company and its affiliates hereunder, and further in consideration of the Executive’s exposure to the proprietary information of the Company and its affiliates, the Executive agrees that he shall not, during the Term of Employment and for a period ending on the first anniversary of the termination of his employment for any reason, without the express prior written approval of the Company, (i) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, agent, representative or any other person which has a business relationship with the Company or any of its subsidiaries or affiliates, or had a business relationship with the Company or any of its subsidiaries or affiliates within the 24-month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with the Company or such subsidiary(ies) or affiliate(s), or (ii) directly or indirectly, employ or seek to employ (including through any employer of the Executive) or cause any Competing Enterprise to employ or seek to employ any person or agent who is then (or was at any time within six months prior to the date the Executive or the Competing Enterprise employs or seeks to employ such person) employed or retained by the Company or any of its subsidiaries or affiliates.

(c) Confidential Information. During the Term of Employment and at all times thereafter, Executive agrees that he will not divulge to anyone or make use of any Confidential Information except in the performance of his duties as an executive of the Company or any of its subsidiaries or affiliates or when legally required to do so (in which case the Executive shall give prompt written notice to the Company in order to allow the Company the opportunity to object or otherwise resist such disclosure). “Confidential Information” shall mean any knowledge or information of any type relating to the business of the Company or any of its subsidiaries or affiliates, as well as any information obtained from customers, clients or other third parties, including, without limitation, all types of trade secrets and confidential commercial information. The Executive agrees that he will return to the Company, immediately upon termination, any and all documents, records or reports (including electronic information) that contain any Confidential Information. Confidential Information shall not include information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by the Executive or (ii) regarding the business or industry of the Company or any of its subsidiaries or affiliates properly acquired by the Executive in the course of his career as an executive in the Company’s industry and independent of the Executive’s employment by the Company. The Executive acknowledges that the Company and its affiliates have expended, and will continue to expend, significant amounts of time, effort and money in the procurement of its Confidential Information, that the Company and its affiliates have taken all reasonable steps in protecting the secrecy of the Confidential Information, and that said Confidential Information is of critical importance to the Company and its affiliates.

(d) Non-Disparagement. The Parties agree that, during the Term of Employment and thereafter (including following the Executive’s termination of employment for any reason): (i) the Executive will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any subsidiary or affiliate or their respective officers, directors, employees, advisors, businesses or reputations; and (ii) the officers of the Company will not make any statements or representations or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude either the Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

(e) Cooperation. The Executive agrees to cooperate with the Company, during the Term of Employment and thereafter (including following the Executive’s termination of employment for any reason), by being reasonably available to testify on behalf of the Company or any subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate, in any such action, suit or proceeding, by providing information and meeting and consulting with the Board or their representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate, as reasonably requested. The Company agrees to reimburse the Executive for all expenses actually incurred in connection with his provision of testimony or assistance (including attorneys’ fees incurred in connection therewith) upon submission of appropriate documentation to the Company.

(f) Remedies. The Executive agrees that any breach of the terms of this Section 14 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of said breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive. The terms of this Section 14 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, remedies available under this Agreement and the recovery of damages. The Executive and the Company further agree that the provisions of the covenant not to compete are reasonable. Should a court or arbitrator determine, however, that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the Parties agree that the covenant shall be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

(g) Continuing Operation. The provisions of this Section 14 shall survive any termination of this Agreement and the Term of Employment, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 14.

(h) Notice to Employer. The Executive agrees that as long as the provisions of Section 14(a) or 14(b) continue to bind the Executive, he will provide written notice of the terms and provisions of this Section 14 to any prospective employer.

15. Indemnification.

(a) The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director or employee of the Company or any of its affiliates, or is or was serving at the request of the Company as a director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by its certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of its state of incorporation against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

(b) The Company agrees to continue and/or maintain a directors and officers’ liability insurance policy covering the Executive to the same extent it provides such coverage for its other executive officers and directors and for not less than the amounts in effect for its other executive officers and directors.

16. Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or by operation of law. The Company further agrees that, in the event of a sale or reorganization transaction as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to assume the liabilities, obligations and duties of the Company hereunder, if such assumption does not take place by operation of law. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise provided herein.

17. Miscellaneous Provisions.

(a) This Agreement contains the final and entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior representations, agreements, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto; provided, however, that this Agreement shall not supersede any separate written commitments by the Company with respect to indemnification.

(b) No provision in this Agreement may be amended unless such amendment is authorized by the Board or the Committee and agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by any Party of any breach by another Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company.

(c) In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(d) The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

(e) The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

(f) All amounts required to be paid by the Company shall be subject to reduction in order to comply with applicable Federal, state and local tax withholding requirements, except as otherwise provided herein.

(g) The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(h) This Agreement may be executed in two or more counterparts.

18. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Delaware without reference to principles of conflict of laws.

19. Arbitration.

(a) Any and all controversies, disputes or claims arising between the Executive, on the one hand, and the Company, on the other hand, including any purported controversies, disputes or claims not arising under contract, that have not been resolved within twenty (20) days after notice is given in writing of the controversy, dispute or claim shall be submitted for arbitration in accordance with the rules of the American Arbitration Association in effect as of the Effective Date. Arbitration shall take place at an appointed time and place in New York, New York. The Executive and the Company shall each select one arbitrator, and the two so designated shall select a third arbitrator. If either the Executive or the Company shall fail to designate an arbitrator within fifteen (15) calendar days after arbitration is requested, or if the two arbitrators shall fail to select a third arbitrator within thirty (30) calendar days after arbitration is requested, then such arbitrator shall be selected by the American Arbitration Association, or any successor thereto, upon application of either such Party.

(b) Arbitration under this provision shall be the sole and exclusive forum and remedy for resolution of controversies, disputes and claims of any kind or nature, whether or not presently known or anticipated, including any purported controversies, disputes or claims not arising under contract, between the Executive, on the one hand, and the Company, on the other hand, and no recourse shall be had to any other judicial or other forum for any such resolution. The award of the arbitrators may grant any relief that a court of general jurisdiction has authority to grant, including, without limitation, an award of damages and/or injunctive relief. All costs and expenses of arbitration (including fees and disbursements of counsel and experts) shall be borne by the respective Party incurring such costs and expenses, except that the Executive, on the one hand, and the Company, on the other hand, shall bear one-half of the aggregate fees and disbursements of the arbitrators and costs of the American Arbitration Association. Any award of the majority of arbitrators shall be binding and not subject to judicial appeal or review of the award, including without limitation any proceedings under sections 9 and 10 of the Federal Arbitration Act, 9 U.S.C. § 1 et seq., or any comparable provision for review of an arbitral award under any comparable statute or law of any jurisdiction, all rights to which are hereby expressly waived by the Parties. Subject to the preceding sentence, the United States District Court for the District of Delaware and the courts of the State of Delaware shall have sole and exclusive jurisdiction solely for the purpose of entering judgment upon any award by the majority of arbitrators.

20. Notices. Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:
          If to the Company:
          Sears Holdings Corporation
          3333 Beverly Road
          Hoffman Estates, IL 60179
          Attention: General Counsel
          If to the Executive:
          Aylwin Lewis
          c/o Sears Holdings Corporation
          3333 Beverly Road
          Hoffman Estates, IL 60179

21. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 21(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 13(d)(i)(B) unless an alternative method of reduction is elected by the Executive, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 21(a). The Company’s obligation to make Gross-Up Payments under this Section 21 shall not be conditioned upon the Executive’s termination of employment.

(b) Subject to the provisions of Section 21(c), all determinations required to be made under this Section 21, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 21, shall be paid by the Company to the Executive within 5 days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Under-payment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 21(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 21(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 21(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 21(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 21(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Notwithstanding any other provision of this Section 21, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

(f) Definitions. The following terms shall have the following meanings for purposes of this Section 21.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(iv) The “Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(v) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as deter-mined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

SEARS HOLDINGS CORPORATION

By: /s/ William C. Crowley

Title:	Executive Vice President, Finance and Integration

THE EXECUTIVE

/s/ Aylwin Lewis

Aylwin Lewis